Exhibit (p)(7)

Seymour Asset Management LLC	February 2023 Code of Ethics

Seymour Asset Management LLC

Code of Ethics

February 2023

THIS MANUAL IS THE PROPERTY OF SEYMOUR ASSET MANAGEMENT LLC AND MUST BE RETURNED BY AN EMPLOYEE UPON THE EMPLOYEE’S TERMINATION OF EMPLOYMENT. THE CONTENTS OF THIS MANUAL ARE CONFIDENTIAL, AND MUST NOT BE REVEALED TO THIRD PARTIES.

Seymour Asset Management LLC	February 2023 Code of Ethics

TABLE OF CONTENTS

1	INTRODUCTION		4

2	OVERSIGHT OF THE CODE OF ETHICS		5

	2.1	Acknowledgement of the Code	5

	2.2	Reporting Violations	5

	2.3	Sanctions for Failure to Comply with the Code of Ethics	5

	2.4	CCO’s Preclearance Requests	5

3	GIFTS AND ENTERTAINMENT		5

	3.1	Introduction	5

	3.2	Gifts and Entertainment Policy	6

	3.3	Permissible Entertainment	6

	3.4	Permissible Gifts	7

	3.5	Pre-Approval of Gifts	7

	3.6	Pre-Approval of Entertainment	7

	3.7	Reporting of Gifts and Entertainment	7

4	ANTI-BRIBERY POLICY AND PROCEDURES		7

	4.1	Anti-Bribery Policy	7

	4.1.1	Foreign Corrupt Practices Act	8

	4.1.2	FCPA Red Flags	8

	4.1.3	Preclearance Requirement	8

5	POLITICAL CONTRIBUTIONS AND PAY TO PLAY		9

	5.1	Introduction	9

	5.2	Pay to Play Policy	9

	5.3	New Employee Certification	10

6	EMPLOYEE INVESTMENT POLICY		10

	6.1	General Policy	10

	6.2	Definition of Covered Account	11

	6.3	Definition of Non-Discretionary Account	11

	6.4	Definition of Reportable Security	11

	6.5	Prohibited Transactions	12

	6.6	Exemption from Reporting	12

	6.7	Reporting of Employee’s Holdings and Transactions	12

	6.7.1	Initial Holdings Report	12

	6.7.2	Annual Holdings Report	13

	6.7.3	Duplicate Brokerage Statements (Quarterly Transaction Report)	13

	6.7.4	New Accounts	13

	6.8	Trading Alongside Clients	14

Seymour Asset Management LLC	February 2023 Code of Ethics

	6.9	Limited Offerings	14

	6.10	Review and Retention of Reports	14

	6.10.1	Escalation of Violations and Sanctions	15

	6.10.2	Confidentiality	15

	6.11	Outside Business Activities Policy	15

	6.12	The Restricted List	15

7	INSIDER TRADING		16

	7.1	Introduction	16

	7.2	Penalties for Insider Trading	16

	7.3	Definitions	16

	7.3.1	Nonpublic Information	16

	7.3.2	Material Information	16

	7.3.3	Insider and Temporary Insider	17

	7.3.4	Tipper / Tippee Liability	17

	7.4	Breach of Duty	17

	7.5	Firm’s Insider Trading Policy	17

	7.6	Procedures Designed to Detect and Prevent Insider Trading	17

	7.7	Compliance Responsibilities	18

8	EXPERT NETWORKS POLICY AND PROCEDURES		18

	8.1	Introduction	18

	8.2	Expert Networks Policy	18

	8.3	Pre-Meeting Procedures	18

	8.4	In-Meeting and Post-Meeting Procedures	19

	8.5	Compliance Review	19

9	WHISTLEBLOWER POLICY		19

	9.1	Introduction	19

	9.2	Non-Retaliation Policy	19

	9.3	SEC’s Whistleblower Program	20

	9.4	Rumor Policy	20

Appendix A – Employee Acknowledgement of Receipt and Compliance Attestation			21

Appendix B – New Employee Political Contribution Disclosure Form			22

Appendix C – Initial/Annual Holdings Report			24

Appendix D – Limited Offerings Participation Request Form			26

Appendix E – Outside Business Activity Pre-Approval and Insider Disclosure Statement			28

Appendix F – Insider Trading Procedures			30

Seymour Asset Management LLC	February 2023 Code of Ethics

1	INTRODUCTION

The “Code of Ethics Rule” of the Investment Advisers Act of 1940 (the “Advisers Act”) requires investment advisers registered with the U.S. Securities and Exchange Commission (“SEC”) to adopt a written code of ethics. The Firm is currently one Employee, to the extent the Firm expands, this Code of Ethics (the “Code”) sets forth standards of conduct that will be expected for any president, partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Seymour Asset Management LLC (“SAM” or the “Firm”) or any other person who provides investment advice on behalf of the Firm and is subject to the Firm’s supervision and control (each an “Employee”). The Code reflects SAM’s and each Employee’s fiduciary duty to the Firm’s “Clients.” The Code also addresses certain possible conflicts of interest and includes SAM’s employee investment policy. The Code should be read in conjunction with SAM’s Supervisory Procedures and Compliance Manual (the “Manual”).

Advisers Act imposes on investment advisers a broad fiduciary duty to act in the client’s best interests. This duty of utmost good faith, full and fair disclosure of all material facts. An Advisers obligation to use reasonable care to avoid misleading clients. Advisers must act solely in the best interests of the client and be loyal to the client. Advisers must make full and fair disclosure of all material facts, particularly where adviser’s interests diverge from clients’ interests. This duty is very broad, and can apply whenever an adviser has any interest (personal or professional) that is in conflict with duties owed to a client.

The following standards of business conduct will govern the interpretation and administration of this Code:

●	The interests of the Clients must be placed first at all times.

●	All investment transactions (including personal investment transactions) must be conducted consistent with this Code, and in such a manner as to avoid any actual or potential conflict of interest, or any abuse of an Employee’s position of trust and responsibility.

●	Employees must not misrepresent SAM or their role within the Firm.

●	Employees should not take inappropriate advantage of their positions with SAM; and

●	Employees must comply with all applicable federal securities laws.

The Code is designed to cover a variety of circumstances and conduct. However, no policy or procedure can anticipate every possible situation. Consequently, Employees are expected not only to abide by the letter of the Code, but also to aspire to its spirit by upholding SAM’s fundamental ideals that include integrity, honesty and trust.

SAM may modify any or all of the policies and procedures set forth in the Code. Should revisions be made, Employees will receive written notification from Tim Seymour, the Chief Compliance Officer (the “CCO”).

The Code should be kept by each Employee for future reference and its guidelines should be made an active part of the Employee’s normal course of business. In the event that an Employee has any questions regarding his or her responsibilities under the Code, he or she must contact the CCO.

Seymour Asset Management LLC	February 2023 Code of Ethics

2	OVERSIGHT OF THE CODE OF ETHICS

2.1	Acknowledgement of the Code

Each Employee must execute and return to the CCO the “Employee Acknowledgement of Receipt and Compliance Attestation” form attached hereto as Appendix A, upon hire and annually thereafter, certifying that he or she has read and understands the Code’s contents.

2.2	Reporting Violations

All Employees must promptly report any violations of the Code and any federal securities laws to the CCO.

2.3	Sanctions for Failure to Comply with the Code of Ethics

If it is determined that an Employee has committed a violation of the Code, SAM may impose sanctions and/or take other action as deemed appropriate. These actions may include, among other things, a letter of censure, suspension of personal trading privileges, criminal or civil penalties, a letter of caution or warning, suspension or termination of employment, and/or notification to the SEC of the violations.

Any profits realized by a Portfolio Manager (“PM”) or Advisory Person1 on a personal trade in violation of this Code must be disgorged. In addition, the Firm’s CCO may direct any Supervised Person to disgorge any profit realized (or loss avoided) on a personal trade in violation of this Code.

2.4	CCO’s Preclearance Requests

In all circumstances requiring pre-clearance under the Code, Optima Partners LLC (“Optima”), SAM’s independent compliance consulting firm, will provide written pre-approval to the CCO.

3	GIFTS AND ENTERTAINMENT

3.1	Introduction

It is SAM’s policy generally that all Employees act in good faith and in the best interests of the Firm. To this end, Employees must not put themselves or the Firm in a position that would create even the appearance of a conflict of interest. If you have any doubts or questions about the appropriateness of any interests or activities, you should contact the CCO. Any interest or activity that might constitute a conflict of interest under this Code must be fully disclosed to the CCO so that a determination may be made as to whether such interest or activity should be disclosed to Clients, disposed of, discontinued or limited.

1 “Advisory Person” means (i) any Access Person of the Firm or of any company in a control relationship to the Firm, who, in connection with their regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by the Firm for a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Firm who obtains information concerning recommendations made to the Client with regard to the purchase or sale of a security.

“Access Person” means all directors, officers, general partners, partners of the Firm and Advisory Persons of the Firm’s Advisers (or other persons occupying a similar status or performing similar functions) . In addition, Access Person means all Supervised Persons, who (i) are involved in making securities recommendations to Clients; or (ii) have access to nonpublic information regarding any Clients’ purchase or sale of securities, or recommendation to purchase or sell such securities

“Supervised Person” means any director, officer, and partner of the Firm (or other person occupying a similar status or performing similar functions); any employee of the Firm; and any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control. To affect such policies as required by this Code, the Firm’s CCO shall further classify certain Supervised Persons as an “Access Person” or “Advisory Person.”

Seymour Asset Management LLC	February 2023 Code of Ethics

3.2	Gifts and Entertainment Policy

Employees giving or receiving gifts or entertainment to individuals or firms with whom the Firm does, or is likely to do, business with may give the appearance of a conflict of interest. SAM’s “Gifts and Entertainment Policy” distinguishes between a “Gift” and “Entertainment.” Gifts are items (or services) of value that a third party provides to an Employee (or an Employee to a third party) where there is no business communication involved in the enjoyment of the gift. Entertainment contemplates that the giver participates with the recipient in the enjoyment of the item or service. Entertainment is only appropriate when used to foster and promote business relationships for the Firm. Meals and entertainment customarily associated with ethical business practices and cannot be reasonably interpreted by others as constituting an inducement to take a particular action is acceptable. If an Employee believes the meal or entertainment might be excessive, he or she must obtain pre-approval from the Chief Compliance Officer.

Solicitation of Gifts and/or Entertainment from individuals or firms with whom SAM does, or is likely to do, business with is unprofessional and is strictly prohibited. Employees also are prohibited from directly or indirectly making, soliciting or accepting any loans (for example, crowdfunding loans) other than accepting personal loans from a recognized lending institution made in the ordinary course of business on usual and customary terms.

3.3	Permissible Entertainment

Employees may not pay for or receive any entertainment with a value in of $250 or more from anyone with whom SAM has or is likely to have any business dealings, without reporting to the CCO and as follows:

●	Meals and Entertainment customarily associated with ethical business practices and cannot be reasonably interpreted by others as constituting an inducement to take a particular action is acceptable.

●	Payment of out-of-town accommodation expenses by a sponsor of an industry, company or business conference involving multiple attendees from outside the firm where your expenses are being paid by the sponsor on the same basis as those other attendees. (Employees are required to obtain approval from the CCO prior to accepting out-of-town accommodations or travel expenses.)

Spouses and other family members may at times attend business meals or entertainment. Trends and unusually high frequency and value of such situations should be monitored by the Employee to ensure that actual or apparent conflicts of interest are avoided.

This policy generally does not apply to meals or entertainment associated with events held for the purpose of raising funds for a particular charity. Gifts to charity at the request of Clients are permitted; however, if a gift to a charity included a benefit to a prospective or actual client etc., the value of the benefit is subject to this policy.

Seymour Asset Management LLC	February 2023 Code of Ethics

3.4	Permissible Gifts

Employees may not give or receive a gift with the value of $250 or over in the aggregate during the course of a calendar year from anyone with whom SAM has or is likely to have any business dealings without the pre-approval of the CCO:

●	A reasonable business gift (not to exceed $250 in the aggregate over the course of a calendar year) given to an Employee from a business or corporate gift list on the same basis as other recipients of the sponsor and not personally selected for an Employee (e.g., holiday gifts).

●	From a sponsor to celebrate or acknowledge a transaction or event that are given to a wide group of recipients and not personally selected for an Employee (e.g., closing dinner gifts, gifts given at an industry conference or seminar).

●	Employees may receive wedding, graduation or similar types of gifts from Clients that in some cases may be difficult to return to the sender. As stated above, all gifts should be reported to the CCO and the CCO will consider such gifts on a case-by-case basis and make a determination whether such gifts present a conflict of interest in light of the overall relationship with the Client.

3.5	Pre-Approval of Gifts

Employees may not give or receive gifts with a value in excess of $250 or more per year to or from each person or firm with whom SAM has or is likely to have business dealings, unless pre-approved by the CCO. Employees may not give or accept an invitation from such parties that involves Entertainment that is excessive or not usual or customary. Furthermore, an Employee may under no circumstances receive or give cash or cash equivalent gifts, such as gift cards, gift certificates, or any item that can be used as, or alongside, hard currency. If an Employee is unable to judge the value of a gift, whether a gift is considered a cash equivalent, or believes that the Entertainment may be excessive, he or she must contact the CCO for guidance.

3.6	Pre-Approval of Entertainment

As a general rule, Employees may not accept an invitation that involves entertainment that is excessive (significantly over $250) or not usual and customary. If an Employee believes the meal or entertainment might be excessive, he or she must obtain pre-approval from the CCO.

3.7	Reporting of Gifts and Entertainment

Each Employee must notify the CCO promptly upon receiving or prior to giving a Gift or invitation for Entertainment. The CCO is responsible for recording the information on the Gift and Entertainment Log. In addition, Employees will be required to complete Quarterly Compliance Attestations to confirm that they are complying with SAM’s Gifts and Entertainment Policy. Additionally, all cash and cash equivalent gifts must be forfeited to the CCO who will decide the best course of action of disposing of the gift, which may include, but is not limited to; returning the Gift to the giver or donating the gift to charity.

4	ANTI-BRIBERY POLICY AND PROCEDURES

4.1	Anti-Bribery Policy

SAM’s “Anti-Bribery Policy” prohibits Employees from offering payments, or anything else of value, to a government official that will assist the Firm in obtaining or retaining business or securing any improper business advantage, including making, promising or offering bribes to maintain existing business relationships or operations. Anyone at the Firm found to be violating SAM’s Anti-Bribery Policy will be subject to disciplinary action, which may include termination. SAM requires all Employees to report any suspicious activity that may violate the Anti-Bribery Policy to the CCO. An Employee’s failure to report known or suspected violations may itself lead to disciplinary action.

Seymour Asset Management LLC	February 2023 Code of Ethics

4.1.1	Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits individuals and companies from corruptly making or authorizing an offer, payment or promise to pay anything of value to a foreign official2 for the purpose of influencing an official act or make a decision in order to obtain or retain business. The FCPA applies to all foreign officials and all employees of state-owned enterprises. The definition of foreign official is broadly interpreted by the SEC and the U.S. Department of Justice both of whom enforce the FCPA’s prohibitions.

Under the FCPA, both the Firm and its individual Employees can be criminally liable for payments made to agents or intermediaries “knowing” that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge, but includes “consciously avoiding” the high probability that a third party representing the Firm will make or offer improper payments to a foreign official.

4.1.2	FCPA Red Flags

Investment advisers that engage foreign agents are expected to be attuned to any “red flags” in connection with the relationship, which may include:

●	The foreign country’s reputation for corruption;

●	Requests by a foreign agent for offshore or other unusual payment methods;

●	Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;

●	An apparent lack of qualifications;

●	Non-existent or non-transparent accounting standards; and

●	Whether the foreign agent comes recommended or “required” by a government official.

Sanctions for violating the FCPA may include fines for the firm and individuals and jail terms for individuals.

4.1.3	Preclearance Requirement

Employees are prohibited from giving anything of value to a foreign official without the CCO’s written pre-approval.

2 A “foreign official” includes: any officer or employee of or person acting in an official capacity for or on behalf of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization; any employee or official of any court system, government regulatory or financial bodies, state-owned or controlled enterprises, and sovereign wealth funds; and foreign political parties and candidates for office.

Seymour Asset Management LLC	February 2023 Code of Ethics

5	POLITICAL CONTRIBUTIONS AND PAY TO PLAY

5.1	Introduction

The Advisers Act’s “Pay to Play Rule” restricts investment advisers and their employees from making U.S. political contributions that may appear to be made for pay to play purposes, regardless of the Employee/contributor’s intent. The SEC uses the phrase “pay to play” to refer to arrangements whereby investment advisers make political contributions or related payments to government officials in order to be awarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.

The Pay to Play Rule generally creates: (i) a 2-year time-out from receiving compensation for providing advisory services to a state and local government entity after political contributions have been made to government officials that are involved in awarding advisory contracts to manage the assets of state or local pension funds; (ii) a prohibition on soliciting or coordinating certain political contributions and/or payments, and (iii) a prohibition from paying certain third parties from soliciting state and local government entities.

5.2	Pay to Play Policy

SAM’s “Pay to Play Policy” prohibits the Firm and its Employees from making any contribution3 without pre-approval of the CCO. These pre-approvals will be required if an Employee would like to make contributions, (i) to candidates running for U.S. state or local political office, (ii) to candidates running for U.S. federal office who currently hold a U.S. state or local political office, or (iii) to political parties or PACs that may contribute to such campaigns (collectively, a “Political Contribution”).

To protect the Firm’s ability to advise government entities, SAM has adopted the following rules: No covered employee may:

●	Directly or indirectly provide (or agree to provide) payment to any person to solicit a government entity for investment advisory services on behalf of the Firm; or

●	Coordinate or solicit any person or political action committee to make any contribution or payment to an official of a government entity or the political party of a state or locality where the Firm is providing or seeking to provide investment advisory services to the government entity.

●	Contribute in excess of the following guidelines to an official of a government entity that the Firm currently advises or has the potential to advise for a fee within the two years following the contribution:

o	For an election in which the covered employee is allowed to vote, the sum of all contributions must not exceed $350; or

o	For an election in which the covered employee is not allowed to vote and the contributions to one official did not exceed $150 per election.

Seymour Asset Management LLC	February 2023 Code of Ethics

o	Exception: If the contribution is discovered within four months of being made, did not exceed $350, and is returned to the covered employee within 60 days of discovery, the contribution is exempt from this prohibition.

●	This exception may only be granted to an employee one time, regardless of the time frame.

●	No more than two exceptions per year may be made under this rule.

These rules also apply to newly hired covered employees, even though they may not have been employed by the Firm when the contribution was made, unless they do not solicit clients and the contribution was made more than six months prior to their joining the Firm.

It is incumbent upon all covered employees to disclose any and all political contributions by emailing the amount and recipient of the donation to the CCO. In the event that they do not comply with the aforementioned policies and existing rules and regulations, they will be contacted by the CCO.

Since the Firm currently does not provide investment advisory services to government entities, employees are not required to disclose political contributions. At such time the Firm does provide such services all employees will be required to disclose any and all political contributions by emailing the amount and recipient of the donation to the CCO.

SAM will not make Political Contributions or otherwise endorse or support political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship. Under no circumstances may an Employee engage in any of the foregoing activities indirectly, such as by funneling payments through third parties including, for example, attorneys, family members, friends or companies affiliated with the Firm as a means of circumventing the Pay to Play Rule.4 Employees will be required to complete Quarterly Compliance Attestations to confirm that they are complying with SAM’s Political Contributions policy.

5.3	New Employee Certification

When an individual is employed by SAM, the Firm must “look back” to that Employee’s prior Political Contributions. If the Employee is involved in soliciting Clients for SAM, then the Firm is required to look back at the Employee’s Political Contributions for two years. If the Employee is not involved in soliciting Clients for SAM, then the Firm is only required to look back six months. The CCO will determine whether any such past Political Contribution will affect SAM’s business. Upon joining the Firm, each new Employee must complete a “New Employee Political Contribution Disclosure Form” (attached hereto as Appendix B).

6	EMPLOYEE INVESTMENT POLICY

6.1	General Policy

Pursuant to the Advisers Act’s Code of Ethics Rule, SAM has adopted the following “Employee Investment Policy.”

Seymour Asset Management LLC	February 2023 Code of Ethics

6.2	Definition of Covered Account

This policy applies to all “Covered Accounts” of Employees, including accounts maintained by or for:

●	The Employee’s spouse or domestic partner (except a spouse or partner with a valid separation/divorce decree) and minor children;

●	The Employee’s immediate family members[5] sharing the same household;

●	Any persons to whom the Employee provides primary financial support and either (i) whose financial affairs are managed by the Employee or (ii) for whom the Employee holds discretionary authority over financial accounts; and

●	Any accounts for entities in which the Employee has a 25% or greater beneficial interest or exercises effective control.

It is the Employee’s responsibility to ensure that his or her spouse, family members sharing the same household and persons to whom the Employee provides primary financial support are aware of this policy and adhere to it.

6.3	Definition of Non-Discretionary Account

A “Non-Discretionary Managed Account” is an account over which the Employee has no direct or indirect influence or control. This includes accounts for which an Employee has granted full investment discretion to an outside broker-dealer, bank, investment manager, or financial adviser. For an Employee to claim this status, sufficient documentation must be provided to the CCO to illustrate the investment relationship.

Non-Discretionary Managed Accounts are not deemed to be Covered Accounts for the purposes of this policy.

6.4	Definition of Reportable Security

“Reportable Securities” include a wide variety of investments such as stocks, bonds, fixed income, options, warrants, futures, currencies, and derivatives. A Reportable Security also includes all Exchange Traded Funds (“ETFs”) and Exchange Traded Notes (“ETNs”). A Reportable Security does not include (a “Non-Reportable Security”):

●	Transactions and holdings in direct obligations of the U.S. government;

●	Money market instruments defined as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

●	Shares issued by money market funds;

●	Shares issued by open-end funds (mutual funds); provided that such funds are not advised by the Firm or an affiliate and such fund’s advisor or principle underwriter is not controlled or under common control with the firm; and

●	Units of a unit investment trust; if the unit investment trust is invested exclusively in one or more open-end funds, provided that such funds are not advised by the Firm or an affiliate and such fund’s adviser or principle underwriter is not controlled or under common control with the Firm.

5 “Immediate family member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

Seymour Asset Management LLC	February 2023 Code of Ethics

Employees are permitted to trade Non-Reportable Securities and, with the exception of providing disclosure of all brokerage accounts held at the time of joining the Firm and annually (see Appendix C-2, “Non-Reportable Securities Holdings”), Employees are not required to report trades of Non-Reportable Securities.

6.5	Prohibited Transactions

Employees and Covered Accounts are permitted to maintain personal brokerage accounts for the purpose of trading single named securities, subject to applicable securities regulations. Employees are also prohibited from personally, or on behalf of a Client, purchasing or selling securities that appear on the Firm’s Restricted List (see Section 6.11 below).

6.6	Exemption from Reporting

An Employee is not required to submit a Holdings Report or a Quarterly Transaction Report with respect to transactions effected pursuant to an automatic investment plan6. The Firm’s CCO may predetermine certain other accounts are not within the Access Person’s direct or indirect control7 and may provide exemption (in writing) to any and all of the requirements of the Code of Ethics.

6.7	Reporting of Employee’s Holdings and Transactions

All Access Persons8 must disclose their Personal Brokerage Accounts to the Compliance Department. Each Access Person must also direct their broker to provide the Compliance Department with account statements. Access Persons cannot assume that the broker-dealer will automatically arrange for this information to be set up and forwarded correctly and should verify with their broker that this has been done. Access Persons do not need to disclose the existence of their SAM 401 (k) account; however any other account holding securities, options or restricted stock of must be disclosed. 401(k) plans of an Access Person’s prior employer(s) or 401(k) plans of Immediate Family Members must be disclosed if such accounts have the capacity to invest in Reportable Securities.

6.7.1	Initial Holdings Report

Each new Employee must provide the CCO with an “Initial Holdings Report” attached hereto as Appendix C for Covered Accounts and Non-Discretionary Managed Accounts, as well as any Limited Offerings.9 The Initial Holdings Report must be submitted within ten (10) days of his or her commencement of employment and the report must be current as of a date not more than 45 days prior to the individual being hired.

6 “Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

7 “Control” means the power to exercise influence over the management or policies of a company.

8 “Access Person” means all directors, officers, general partners, partners of the Firm and all Advisory Persons of the Firm’s Advisers. In addition, Access Person means all Supervised Persons, who are involved in making securities recommendations to Clients or have access to nonpublic information.

9 “Limited offering” means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6), or pursuant to Rule 504, Rule 505, or Rule 506, under the Securities Act of 1933.

Seymour Asset Management LLC	February 2023 Code of Ethics

6.7.2	Annual Holdings Report

Each Employee must provide the CCO with an “Annual Holdings Report” (and, together with the Initial Holdings Report, the “Holdings Reports”) attached hereto as Appendix C for disclosing Covered Accounts and Non-Discretionary Managed Accounts, as well as any Limited Offerings, containing the same information required in the Initial Holdings Report as described above. The Annual Holdings Report must be submitted by February 14 and must be current as of a date not more than 45 days prior to the date that the Annual Holdings Report is submitted.

6.7.3	Duplicate Brokerage Statements (Quarterly Transaction Report)

Under the Code of Ethics Rule, SAM is required to obtain a “Quarterly Transaction Report” from its Employees. However, the Code of Ethics Rule permits Employees to submit brokerage statements in lieu of the Quarterly Transaction Report. Therefore, SAM requires Employees to instruct their brokerage firm(s) to submit duplicate brokerage account statements for all Covered Accounts directly to the CCO. In the event that an Employee’s brokerage firm does not submit the Employee’s brokerage statements directly to the CCO, Employees are required to provide the CCO with copies of their monthly or quarterly brokerage account statements relating to each Covered Account. Brokerage statements must be submitted within 30 days of the end of the calendar quarter.

Access Persons shall report to the Firm the information specified below with respect to transactions in any Reportable Security in which the Access Person has, or by reason of that transaction acquires, any direct or indirect Beneficial Ownership m the Reportable Security. Access Person’s Quarterly Transaction Reports shall contain the following information:

●	All transactions in Reportable Securities effected during the calendar quarter being reported on;

●	The date of the transaction in the Reportable Security, the title and number of shares of equity securities; or the maturity date, principal amount and interest rate of debt securities, of each Reportable Security involved; and as applicable, the exchange ticker symbol or CUSIP number;

●	The type of transaction (i.e., purchase, sale, or any other acquisition or disposition);

●	The price of the Reportable Security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through whom the transaction was effected; and

●	The date the report is submitted.

The Firm’s CCO may grant an extension to the quarterly reporting deadline for cases of hardship, illness, system unavailability or other extenuating circumstances provided that such extension does not exceed the 30-day limit required by Rule 204A-l of the Investment Advisers Act of 1940, as amended. Such extension will not be considered a waiver of this Code of Ethics.

6.7.4	New Accounts

Employees must notify the CCO promptly (but in any event within ten (10) business days) in writing (email will suffice) if the Employee opens any new account with a brokerage firm or custodian, or moves an existing account to a different brokerage firm or custodian.

Seymour Asset Management LLC	February 2023 Code of Ethics

6.8	Trading Alongside Clients

The PMs routinely buy and own for themselves the same securities that they recommend to their clients. When trading alongside clients, the following procedures must be observed:

●	The ticket must indicate that the trade is for an employee or PM.

●	Trades of the same security for clients and employees or PMs will be executed simultaneously and both parties will receive the average price. Further, when PMs trade in their own accounts on the same day as the client accounts over which they exercise primary management responsibility, they are not permitted to receive better executions than their advisory client trades executed on the same day.

●	Periodically the Compliance Department will review these trades to ensure that they are in the best interests of the clients and the Firm.

It is highly encouraged that PMs who are trading their own securities be on the same side of the trade as any clients for whom they are also trading the same security. In the event that an inconsistent or opposite side trade occurs, the PM must submit a record of the reasoning for the discrepancy that will be retained along with the Trade Order.

6.9	Limited Offerings

Pursuant to SAM’s “Limited Offerings Policy,” Employees and their immediate family members must obtain the CCO’s written pre-approval before entering into “Limited Offerings,” also known as private placements, using the form attached hereto as Appendix D. Limited Offerings include investments in private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters, and shares issued prior to a public distribution.

In order to prevent or mitigate conflicts of interest between the Firm and its clients, Access Persons who wish to invest in Private Placements must contemporaneously obtain approval from the CCO. The Access Person should provide the CCO with all of the documents that they have received related to the investment opportunity. The CCO will review the documentation and provide written approval or denial for the investment. Once the investment has been cleared, it is the responsibility of the Access Person to provide to the CCO:

●	Upon request, all documents pertaining to the investment, including all executed documents evidencing subscription and all offering and regulatory documents;

●	On a continual basis, every document, correspondence or memorandum provided by the issuer, related to the investment; and

●	On a timely basis, notification of the redemption or purchase of any additional interests in the investment.

Employees will be required to complete Quarterly Compliance Attestations to confirm that they are complying with SAM’s Limited Offerings Policy.

6.10	Review and Retention of Reports

The CCO shall review the Holdings Reports, duplicate brokerage statements (in lieu of Quarterly Transaction) Reports and any successful pre-approval forms to determine whether any violations of SAM’s policies or of the applicable securities laws have occurred. If there are any discrepancies between holdings reports, transaction reports or preclearance forms, the CCO shall contact the responsible Employee to resolve the discrepancy. If the Firm determines that an Employee has violated the Code, such Employee may be subject to disciplinary action or restrictions on further trading.

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6.10.1	Escalation of Violations and Sanctions

Upon the discovery of a violation of the procedures contained in this Code, the CCO or the Firm may impose sanctions as deemed appropriate.

6.10.2	Confidentiality

The CCO and any other designated compliance personnel receiving reports of an Employee’s holdings and transactions under this Code will keep such reports confidential, except to the extent that SAM is required by law to disclose the contents of such reports to regulators.

6.11	Outside Business Activities Policy

Pursuant to SAM’s “Outside Business Activities Policy,” Employees must notify the CCO in writing regarding the activity and all related details. The CCO will consider whether the activity creates an actual or potential conflict of interest and whether disclosure to clients is necessary and respond, in writing, to convey approval or denial of the activity. An “Outside Business Activity” includes being (whether or not on behalf of the Firm) an officer, director, limited or general partner, member of a limited liability company, employee or consultant of any non-Firm entity or organization. Employees wishing to enter into or engage in an Outside Business Activity must obtain the required written approval using the “Outside Business Activity Pre-Approval and Insider Disclosure Statement” attached hereto as Appendix E. In addition, Employees will provide information about potential conflict of interest relationships.

Employees will be required to complete Quarterly Compliance Attestations to confirm that they are complying with SAM’s Outside Business Activities Policy.

6.12	The Restricted List

The CCO may place certain securities on a “Restricted List.” Employees are prohibited from personally, or on behalf of a Client, purchasing or selling securities that appear on the Restricted List. A security may be placed on the Firm’s Restricted List for a variety of reasons including, but not limited to:

●	SAM or an Employee is in possession of material, nonpublic information (“MNPI”) about an issuer (see Section 7 – “Insider Trading”).

●	An Employee is in a position, such as a member of an issuer’s board of directors, that may be likely to cause the Firm or such Employee to receive MNPI;

●	SAM has executed a non-disclosure or similar agreement with a specific issuer that restricts trading in that issuer’s securities;

●	An Employee trading in the security may present the appearance of a conflict of interest or an actual conflict of interest;

●	Any Security which at the time of such transaction is:

–	(a) being considered for purchase or sale by a Client,
–	(b) being purchased or sold by a Client, or
–	(c) at the time of such proposed transaction, held for the account of one or more Clients.

The CCO is responsible for maintaining the Restricted List and securities will remain on the Restricted List until such time as the CCO deems their removal appropriate.

Seymour Asset Management LLC	February 2023 Code of Ethics

7	INSIDER TRADING

7.1	Introduction

Insider trading is prohibited primarily by Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, Section 204A of the Advisers Act requires investment advisers to adopt, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material nonpublic information (“MNPI”) by the Firm or any of its Employees or affiliates.

The term “Insider Trading” generally means one or more of the following activities (with definitions (capitalized terms) following):

●	Trading while in possession of MNPI received from an Insider;

●	Trading while in possession of MNPI received from a Temporary Insider where the information (i) was disclosed by the Temporary Insider in violation of the Temporary Insider’s duty to keep the information confidential or (ii) was misappropriated by the Temporary Insider;

●	Recommending the purchase or sale of securities while in possession of MNPI; or

●	Communicating MNPI to others (i.e., “Tipping,” see below).

7.2	Penalties for Insider Trading

Trading securities while in possession of MNPI or improperly communicating that information to others may expose an Employee to stringent penalties including fines and jail terms. The SEC can also recover profits gained or losses avoided through insider trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring the Employee from the securities business. An Employee can also be sued by investors seeking to recover damages for Insider Trading. In addition, any violation of the Code’s Insider Trading Policy (see below) can be expected to result in serious sanctions by SAM, including termination of employment. In addition, under certain circumstances, the Firm may also be liable for Insider Trading conducted by Employees and, even if the Firm is not found guilty of insider trading, the reputational damage resulting from the allegation alone may cause the Firm irreparable harm.

7.3	Definitions

7.3.1	Nonpublic Information

Information is considered nonpublic if it has not been broadly disseminated to investors in the marketplace. Direct evidence of dissemination is the best indication that information is “public,” for example, if the information has been made available to the public through publications of general circulation (i.e., The Wall Street Journal) or in a public disclosure document filed with the SEC (i.e., a Form 8K). There is no set time period between the information’s release and the time it is considered to be fully disseminated into the marketplace. The speed of dissemination depends on how the information was communicated.

7.3.2	Material Information

Information is material if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. This may include earnings information, merger and acquisition information, significant changes in assets, and significant new products or discoveries.

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7.3.3	Insider and Temporary Insider

The term “Insider” is construed by the courts to refer to an individual or entity that, by virtue of a fiduciary relationship with an issuer of securities, has knowledge of, or access to, MNPI. This may include an officer, director or employee of a company, as well as any controlling shareholder. In addition, a person can be a “Temporary Insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information. Temporary insiders include, among others, the Firm’s attorneys, accountants, consultants, financial advisors, and lending officers, and the employees of these organizations. A hedge fund employee may be considered a Temporary Insider depending on the facts and circumstances.

7.3.4	Tipper / Tippee Liability

An Employee (the “Tipper”) who does not trade the security but learns of MNPI from an Insider or Temporary Insider, and then shares the MNPI with someone else (the “Tippee”) who then does trade that security, may be liable for the trading done by the Tippee. It therefore is important never to pass on MNPI to anyone else who may trade while in possession of MNPI or who may pass it on to others that may trade. The Tippee may be subject to liability for insider trading if the Tippee knows or should have known that the Tipper breached a duty of trust or confidence.

7.4	Breach of Duty

Insider Trading liability is premised on a breach of fiduciary duty, or similar relationship of trust or confidence. In addition to an Insider, the prohibition against Insider Trading can apply to a person even if that person has no employment with the issuer of the securities that are traded, such as a Temporary Insider.

7.5	Firm’s Insider Trading Policy

SAM’s “Insider Trading Policy” applies to every Employee and extends to activities outside the scope of his or her duties at the Firm. SAM forbids any Employee from engaging in any activities that would be considered illegal Insider Trading. Any questions regarding this Insider Trading Policy must be referred to the CCO.

7.6	Procedures Designed to Detect and Prevent Insider Trading

Before trading on their own behalf or for others, each Employee should ask himself or herself the following questions regarding information in his or her possession:

●	Is the information nonpublic? Is the information material? If, after consideration of the above, an Employee believes that the information is material and nonpublic, or if an Employee has questions as to whether the information is material and nonpublic, he or she should take the following steps:

■	Report the potential MNPI immediately to the CCO;

■	Do not communicate the information inside or outside of the Firm, other than to the CCO.

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■	Do not purchase or sell the securities either on behalf of himself or herself or on behalf of others; and

●	After the CCO has reviewed the issue, the Employee will be instructed either to continue the prohibition against communication and trading.

Appendix F, “Insider Trading Procedures” contains additional guidance and requirements for Employees in connection with situations that may result in the receipt of MNPI. Additionally, as discussed in Section 6 – “Employee Investment Policy,” Employees are required to disclose the existence and location of all personal trading accounts and to arrange for copies of all Covered Account brokerage statements to be sent from the outside financial institution to the Firm’s CCO. Such statements will be reviewed by the CCO.

Employees will be required to complete Quarterly Compliance Attestations to confirm that they are complying with SAM’s Insider Trading Policy.

7.7	Compliance Responsibilities

The CCO will discuss SAM’s Insider Trading Policy during the Compliance Training Meetings to ensure that all Employees are properly trained and aware of the required reporting procedures. Upon learning of a potential violation of the Insider Trading Policy, the CCO will promptly prepare a confidential written report as necessary.

8	EXPERT NETWORKS POLICY AND PROCEDURES

8.1	Introduction

As part of its research process, SAM may retain the services of paid expert consultants (“Experts”) through an “Expert Network” Group. In the event that SAM uses an Expert Network for research, the Firm has adopted the following policy and procedures for speaking with Experts retained through an Expert Network Group.

8.2	Expert Networks Policy

This “Expert Networks Policy” sets forth SAM’s guidelines regarding the potential use of Experts. The Expert Networks Policy is designed to reduce the risk of an Expert divulging MNPI, information that a consultant has agreed to keep confidential, or information the transmittal of which would breach any duty or law by the consultant during a consultation (“Confidential Information”).

8.3	Pre-Meeting Procedures

The following procedures will take place prior to a call with an Expert:

●	The CCO’s written pre-approval is required before any consultation.

o	The CCO will review the Expert’s biography and history with the Expert Network.

●	A pre-approval questionnaire in which, among other things, the Expert agrees not to provide any Confidential Information, must be completed by each Expert before the CCO will consider granting pre-approval.

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●	Employees must read a standard compliance introductory statement to, and obtain appropriate responses from, the Expert at the outset of every consultation, as follows:

“SAM is seeking this consultation for investment research on behalf of ourselves and our clients, not for publication or dissemination. We invest in public companies and, therefore, do not want to receive Material Nonpublic Information. Please confirm that you are not in possession of Materia Nonpublic Information and that you will not divulge any such information to me during this consultation.”

8.4	In-Meeting and Post-Meeting Procedures

●	The CCO will chaperone Expert telephone calls on a case-by-case basis.

●	Employees will be required to prepare notes of the call and submit them to the CCO.

●	Employees will not be allowed to conduct any follow-up calls with Experts without further written pre-approval from the CCO.

8.5	Compliance Review

The CCO will review the Firm’s Expert Networks Policy at least annually to ensure that the policy is effective in preventing the misuse of MNPI.

9	WHISTLEBLOWER POLICY

9.1	Introduction

Pursuant to SAM’s “Whistleblower Policy,” it is the responsibility of all Employees to comply with the Firm’s policies and applicable law and to report violations or suspected violations, including, but not limited to, instances of financial impropriety or irregularity, dishonest activity or any other conduct that is prohibited by the Firm’s policies or applicable law. All persons making reports or complaints pursuant to this Whistleblower Policy will be protected from retaliation under the Firm’s Non-Retaliation Policy that is a part of this Whistleblower Policy. The Whistleblower Policy is intended to encourage and enable employees and others to raise serious concerns within SAM prior to seeking resolution outside of the Firm.

SAM encourages Employees to share their questions, concerns, suggestions, or complaints with the CCO.

All suspected violations will be investigated by the Firm. The CCO is responsible for promptly investigating and resolving all reported complaints or allegations of violations of the Firm’s policies and/or applicable laws. The CCO will notify the sender of the complaint or allegation and acknowledge receipt of the reported violation or suspected violation within five business days. All reports will be promptly investigated and appropriate corrective action will be taken if warranted. Any Employee filing a complaint concerning a violation or suspected violation of the Firm’s policies or the law must act in good faith and have reasonable grounds for believing that the information disclosed indicates a violation. Any allegation that proves to have been made maliciously or knowingly to be false will be viewed as a serious disciplinary offense.

9.2	Non-Retaliation Policy

SAM forbids retaliation against anyone who, in good faith, reports or complains, assists in making a complaint, or cooperates in an investigation of financial impropriety or irregularity, dishonest activity or any other conduct that is prohibited by the Firm’s policies or applicable law. Any Employee participating in an investigation is required to keep all interviews and other details of the investigation confidential to the fullest extent practicable and to refrain from discussing such matters with anyone, other than those individuals conducting or directing the investigation. Nothing in this policy prohibits an Employee from making a report, complaint, or charge to any governmental agency or from communicating with a governmental agency in connection with a report, complaint, or charge (see “SEC’s Whistleblower Program,” below). Any Employee who retaliates against another employee in violation of this policy will be subject to discipline, up to and including immediate termination.

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If, after investigating any complaint, the Firm determines that the complaint is frivolous and was not made in good faith or that an employee intentionally provided false information regarding the complaint, disciplinary action may be taken against the individual who filed the complaint or who gave the false information, up to and including termination.

9.3	SEC’s Whistleblower Program

The SEC’s “Whistleblower Program” provides monetary incentives for individuals to come forward and report possible violations of the federal securities laws to the SEC. Under the SEC’s Whistleblower Program, eligible whistleblowers are entitled to an award of between 10% and 30% of the monetary sanctions for information that leads to a successful SEC action resulting in an order of monetary sanctions exceeding $1 million. An “eligible whistleblower” is a person who voluntarily provides the SEC with original information about a possible violation of the federal securities laws that has occurred, is ongoing, or is about to occur. Employees are eligible for an award for information reported internally if the information is reported to the SEC (by either the employee or the Firm) within 120 days of the employee’s internal reporting. SAM encourages employees to follow the Firm’s Whistleblower Policy and to submit any inquiries regarding the SEC’s Whistleblower Program to the CCO.

9.4	Rumor Policy

SAM prohibits all Supervised Persons from circulating any rumors which are reasonably believed to be false and/or reasonably likely to improperly influence the price of a security. All Supervised Persons are expressly prohibited from knowingly spreading any false rumors concerning any company or any purported market development, that is designed to impact trading in or the price of that company’s or any other company’s securities, including any associated derivative instruments.

Supervised Persons are also prohibited from engaging in any other type of activity that constitutes illegal market manipulation. This prohibition includes knowingly spreading false rumors and/or engaging in any other form of illegal market manipulation, via any media (including, but not limited to email, instant messages, text messages, blogs, or chat rooms).

Furthermore, the SEC has recently increased their focus on rumors, Rule l0b-5 1 prohibits any person from directly or indirectly:

●	employing any device, scheme, or artifice to defraud;

●	making any untrue statement of a material fact or omitting a material fact necessary in order

●	to make the statements made not misleading under the circumstances; or

●	engaging in any act, practice, or course of business which operates or would operate as a fraud or

●	deceit upon any person, in connection with the purchase or sale of any security.

All SAM associated persons, whether registered or not, shall report any potential violation of this rule to the CCO, or if the CCO may have engaged in such conduct, to a Senior Managing Director (“SMD”). The CCO or SMD shall investigate such allegations, consult with outside counsel, if appropriate, and take disciplinary action, if warranted. Records regarding violations and the resulting resolution of such inquiries and the resolution thereof shall be preserved for no less than 3 years in a separate file for this purpose.

On an annual basis, the file shall be reviewed for the appropriateness of response to any such allegations. Any Supervised Person who is found to have engaged in such conduct shall be subject to disciplinary action up to and including termination of employment.

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Appendix A – Employee Acknowledgement of Receipt and Compliance Attestation

All Employees are required to read this Code of Ethics and acknowledge having understood its contents by printing out this page, entering their name, signing and dating it and returning it to the CCO.

I do hereby acknowledge that I have received and read the Code of Ethics. I understand its content and agree to the policies and procedures set forth therein. I have had the opportunity to ask the CCO questions and I have received adequate responses. I am aware of the penalties for violation of these policies and I agree to them.

Name: ____________________________

Signature: _________________________

Date: ____________________________

Seymour Asset Management LLC	February 2023 Code of Ethics

Appendix B – New Employee Political Contribution Disclosure Form

The Investment Advisers Act “Pay to Play Rule” puts restrictions on SAM regarding certain political contributions or other payments made by its Employees. The Pay to Play Rule contains look back provisions which provide that contributions or payments made by Employees prior to joining an investment adviser can, in some instances, disqualify the adviser from receiving compensation for managing the assets of certain public pension funds. Accordingly, so that we may determine whether any contributions made by you prior to your employment with SAM implicate Rule 206(4)-5, all prospective Employees must complete and return the attached form prior to commencing employment. Please direct any questions to the CCO.

Set forth below is each direct or indirect Contribution1 made by the undersigned to an official of a government entity (including any state, city, county or other political subdivision and any instrumentality thereof) or candidate for such office, and each direct or indirect payment to a political party of a state or political subdivision thereof, in each case during the two-year period prior to the date of this Disclosure Form. Attach additional pages as necessary.

Name of individual (or entity) that made the Contribution:

Name of candidate/political party/political action committee to whom Contribution was made (for candidates, include name, title and any city/county/state/federal or other political subdivision affiliation):

Date and form of Contribution (i.e., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

Office to which candidate seeks or sought election:

1 “Contribution” is broadly defined and means the giving of anything of value in connection with any election for U.S. federal (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), state or local office, including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities). Note that you must disclose contributions made by a spouse, domestic partner, minor children and other immediate family members living in your household.

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Candidate’s position at time of Contribution:

Contribution amount (or value of non-cash Contribution):

$ _________________________________________________

To the best of your knowledge, did or does the position to which the candidate sought election or the position held by the candidate at the time of the election: (a) involve direct or indirect responsibility for, or confer the ability to influence the outcome of, the hiring of an investment adviser by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity?

☐ Yes ☐ No

Has your spouse, domestic partner, minor children or other immediate family members living in your household made Contributions to the above referenced official/candidate?

☐ Yes ☐ No

If yes, please provide details of such Contribution:

_________________________________________________________________

The undersigned hereby certifies that (i) all information provided herein is accurate and complete; and (ii) none of the Contributions or payments set forth above was made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

Name:

Signature:

Date: _____________________

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Appendix C – Initial/Annual Holdings Report

C. (1.) REPORTABLE SECURITIES HOLDINGS

Name of Employee: __________________________________________________

The following sets forth all Covered Accounts and Non-Discretionary Managed Accounts (as defined in the Employee Investment Policy) holding Reportable Securities and Limited Offerings as of_______________________________________________________.

Name on Account	Relationship to Employee	Broker, Dealer or Bank Where Securities Held	Type of Account/ Title and Type of Security Held	Exchange Ticker Symbol or CUSIP number, as applicable	Discretionary or Non- Discretionary	Date of Statement of Holdings provided	Account Number

___	I have no Covered Accounts or Non-Discretionary Managed Accounts.

___	Please see the attached brokerage statement(s) provided to the CCO that contains information regarding the Reportable Securities (and to the extent applicable, Limited Offerings) above including the name on the account, title and type of securities held, security identifier/CUSIP, number of shares, amount held and the name of the broker, dealer or bank holding the positions on the covered person’s behalf.

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C. (2.) NON-REPORTABLE SECURITIES HOLDINGS

Please list below all additional brokers, dealers or banks where the Employee or Covered Account that holds anything other than Reportable Securities. This includes, but is not limited to, 401K accounts, IRAs and 529 plans. Personal brokerage statements and statements for private investments do not have to be provided quarterly for securities that are not Reportable Securities, but the list of those accounts needs to be maintained with the CCO.

Please note that you are required to update the CCO promptly when a new Covered Account is opened or changed.

Name on Account	Relationship to Employee	Broker, Dealer or Bank Where Securities Held	Type of Account/ Title and Type of Security Held	Exchange Ticker Symbol or CUSIP number, as applicable	Discretionary or Non- Discretionary	Date of Statement of Holdings provided	Account Number

___	I have no accounts described above that need to be disclosed.

The undersigned hereby certifies that (i) all information provided herein is accurate and complete; and (ii) he or she has not engaged in any transactions that would violate the Employee Investment Policy.

Name:

Signature:

Date: _____________________

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Appendix D – Limited Offerings Participation Request Form

Employee name:

Name of Organization:

Nature of Business:

Legal Status of Entity (corporation, LP, LLC):

Business Address:

Principals:

___ Publicly Traded           ___ Privately Placed           ___ Non-Profit

To the best of your knowledge, does the company or any of its affiliates conduct or plan to conduct business with the Firm? ☐ Yes ☐ No

If yes, please explain:

To the best of your knowledge, has the company or anyone associated with the company been the subject of a disciplinary proceeding issued by a securities regulatory authority, or been found guilty of a criminal offense within the last ten years? ☐ Yes ☐ No

If yes, please explain:

Description of Limited Offering Transaction

(Please provide CCO with purchase and/or subscription agreement and related documentation)

Type and amount of securities you are investing in:

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Indicate the total dollar amount of your investment:

Do you own any other securities of the company or its affiliates? ☐ Yes ☐ No

If yes, please explain:

Estimate your total equity ownership interest in the company: ______%

Through your investment do you have the right to participate in management, or the right to board membership or board observation rights? ☐ Yes ☐ No

If yes, please explain:

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Appendix E – Outside Business Activity Pre-Approval and Insider Disclosure Statement

Outside Affiliations

1.	Other businesses in which I am engaged (i.e., take an active role):

Name of Business	Role

Name of Business	Role

2.	Entities by which I am employed or receive compensation:

Name of Entity	Affiliation or Title

Name of Entity	Affiliation or Title

3.	Business organizations in which I am an officer, director, partner or employee:

Public Co. ☐ Yes ☐ No
Name of Entity	Affiliation or Title
Public Co. ☐ Yes ☐ No
Name of Entity	Affiliation or Title

4.	Describe interests in any securities, financial or kindred business:

5.	Do you own a significant position in any publicly held company’s securities? Describe:

Seymour Asset Management LLC	February 2023 Code of Ethics

Insider Disclosure

Please indicate below whether you or any member of your immediate family is an executive officer, director or 5% or greater stockholder of a public company?

Name of Family Member	Relationship

Name of Entity	Affiliation or Title

Name of Family Member	Relationship

Name of Entity	Affiliation or Title

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name:

Signature:

Date: _____________________

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Appendix F – Insider Trading Procedures

I.	Procedures Governing Communication with Third Parties

When Employees communicate with third parties there is a risk that they may obtain MNPI that restricts the Firm’s ability to purchase and sell securities. SAM has adopted specific procedures governing Employees’ interactions, which are designed to limit the Firm’s inadvertent receipt of potentially restricting information and to alert the Firm to any circumstance in which potentially restricting information has been conveyed to an Employee.

To help prevent unwanted receipt of MNPI, Employees generally should preface conversations with third parties with the statement that SAM (i) is a public investor, (ii) does not want to receive MNPI, (iii) will not agree to keep information confidential and (iv) will not agree to refrain from trading on that information (SAM will engage in its own, internal legal analysis on the lawfulness of any trading it contemplates and will comply with all legal requirements).10 If an Employee receives requests for SAM to participate in investment or trading activities that convey the receipt of non-public information about an issuer or its securities, they are expected to notify the CCO immediately. The CCO will assess the nature of the information conveyed or anticipated, and determine whether or not to add the issuer to the Restricted List. Solicitations to participate in a private investment in public equity (“PIPE”), when the PIPE has not been publicly announced, conveys MNPI since a company’s need for financing reflects generally on the company’s financial situation. These are to be alerted to the CCO immediately so that the issuer can be added to the Restricted List.

II.	Procedures Governing Formal and Informal Confidentiality Agreements

In the normal course of business, Employees may be given the opportunity to learn of confidential information about an issuer provided pursuant to a confidentiality agreement between SAM and an issuer or an adviser to the issuer (e.g., when considering the purchase of a privately negotiated investment, such as bank debt). In order to track SAM’s obligations and assess any potential restrictions on trading as a result of receipt of confidential information, all confidentiality agreements must be reviewed, approved, and maintained by the CCO, and the relevant Employees, in consultation with the CCO, will determine if the issuer should be placed on the Restricted List.

The opportunity to learn of confidential information about an issuer, and the confidential information itself, may be presented orally (e.g., via a call from a bank or broker acting as adviser or agent of an issuer) to SAM. At times, the party providing the information by telephone may follow up with an email to the Firm which assigns certain legal terms to the confidential information provided (which may or may not have been conveyed orally) and either requests a confirmation by email of those terms or asserts that such terms have already been agreed to orally. It is important that no one other than the CCO reply to any emailed “over-the-wall” confidentiality agreements. Accordingly, if you receive (or if you have any question about whether you may have received) an “over-the-wall” confidentiality agreement, you should contact the CCO immediately.

10 Conversations that Employees may have about a public company with the senior management of that public company pose significantly less risk of trading restrictions and of appearance issues, since senior company managers are expected to understand and comply with their duties to not selectively disclose their companies’ MNPI, and SAM does not pay for the time of these senior company managers. These interactions nonetheless could result in the receipt of MNPI and Employees are expected to notify the CCO immediately, as required by the Insider Trading Policy, if the Employee believes that he or she has received what may be MNPI during any suchinteraction.

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III.	Required Pre-Approval for Service as a Director or on a Creditor’s Committee or in a Similar Capacity

Employees may not serve as a director to any company or entity without obtaining the CCO’s written pre-approval. Employees may not serve on a creditors’ committee (whether formal or informal), or in a similar capacity, without obtaining the CCO’s written pre-approval. Service in these capacities may give Employees access to one or more of the following: (i) information subject to the attorney-client privilege (e.g., communications from counsel hired by a creditors’ committee); (ii) non-public company information (e.g., corporate information shared with the board of directors); and (iii) confidential information (e.g., ad hoc committee members’ strategies, shared under a confidentiality agreement). Potential trading restriction issues will be addressed in determining whether to approve the proposed service, as may be other considerations, including the potential liability and conflicts of interest associated with such positions.

Employees generally should not share SAM’s confidential information with companies on whose boards or committees the Employee sits. In a situation where the Employee believes that sharing SAM’s confidential information may be in the best interest of the Firm’s Clients; the Employee should consult the CCO.

IV.	Required “Special Relationship” Reporting

Employees have an ongoing responsibility to notify SAM, on the “Additional Procedures for Special Relationships Form” attached, about any “Special Relationship” that they have with a spouse, significant other, family member or household member whose work provides the person with MNPI about companies that issue tradable securities (whether the companies are public or private), and with whom the Employees physical proximity and regularity of contact could result in the circumstantial appearance that the person has shared such information with the Employee.

The Additional Procedures for Special Relationships Form also must be used to notify SAM if the Employee’s spouse, significant other, family member or household member (i) is running for a board position or involved in a proxy contest at a public company; (ii) conducts business with or works for an entity that conducts business with SAM; or (iii) works for, or on behalf of, any newspaper, radio, television, magazine, Internet, or other media organization.